Exhibit 99.1

News Release

Wabtec Reports Record Quarterly Sales and Earnings; 2Q EPS of $1.04, Up 14 Percent; Affirms Full-Year EPS Guidance

WILMERDING, PA, July 23, 2015 – Wabtec Corporation (NYSE: WAB) today reported record results for the 2015 second quarter, including the following:

•	Second quarter sales were a record $847 million, 16 percent higher than the year-ago quarter, due to strong growth in the Freight segment.

•	Income from operations was a record $156 million, or 18.4 percent of sales, compared to 18.1 percent in the year-ago quarter.

•	Earnings per diluted share were a record $1.04, which was 14 percent higher than the year-ago quarter.

•	Cash flow from operations in the quarter was $67 million. At June 30, 2015, the company had cash of $265 million and debt of $400 million.

Based on Wabtec’s first half results and outlook for the rest of the year, the company affirmed its 2015 guidance for earnings per diluted share of about $4.10, with revenues expected to be up about 10 percent for the year.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “We had another strong operating quarter, with record sales, earnings and margins, driven by the performance of our Freight Group. We continue to execute our growth strategies and internal improvement initiatives, and we’re optimistic about our future growth prospects, thanks to the diversity of our business model, continued global investment in transportation projects, and the power of our Wabtec Performance System.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; changes in foreign currency exchange rates; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen, go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148